UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Saratoga Investment Corp.
(Name of Registrant as Specified In Its Charter)

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Contact: Richard Petrocelli
Saratoga Investment Corp.
212-906-7800
Roland Tomforde
Broadgate Consultants
212-232-2222

Two Leading Proxy Advisory Firms Recommend that Saratoga Investment Corp. Stockholders Vote ‘FOR’ Share Proposal at Upcoming Annual Meeting

NEW YORK, N.Y. Sept. 17, 2011 — Saratoga Investment Corp., (NYSE: SAR), a business development company, is pleased to announce that both Institutional Shareholder Services, Inc. (“ISS”), and Glass Lewis & Co., the nation’s two leading proxy advisory firms, recently issued a report recommending that stockholders of Saratoga Investment Corp. vote “FOR” all of the proposals included in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders, including one which would allow the Company to issue and sell shares of its common stock below its then current net asset value per share, subject to certain limitations delineated in the proxy statement.

“We are extremely pleased that both ISS and Glass Lewis recognize that the share proposal is in the best interests of the Company’s stockholders,” said Christian L. Oberbeck, Chief Executive Officer and President of Saratoga. “We view the share proposal as a method of enhancing the Company’s ability to obtain financing to pursue favorable investment opportunities resulting in part from the pullback of traditional lenders from the middle market. The share proposal will also provide us with the flexibility to further capitalize our SBIC subsidiary.  Given the attractive features of SBIC debt, including that it carries long-term fixed interest rates that are generally lower than rates on comparable bank and other debt, we believe that having this flexibility is important to our ability to enhance stockholder value.”

We urge stockholders to follow ISS’ and Glass Lewis’ recommendations by voting “FOR” each of the proposals in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders today.  Stockholders who have questions about the proposals or who need assistance voting their shares should contact the Company’s proxy solicitor, Morrow & Co., LLC, toll-free at (800) 662-5200 or (203) 658-9400 or by email at saratoga@morrowco.com. The proxy statement and other information relating to the 2012 Annual Meeting of Stockholders are available on the SEC’s website  (www.sec.gov) or under the Investor Relations section of the Company’s website (www.saratogainvestmentcorp.com)

About Saratoga Investment Corp.

Saratoga Investment Corp. is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses.  The Company invests primarily in mezzanine debt, leveraged loans and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors.  Saratoga Investment Corp.’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments.  Saratoga Investment Corp. has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.  Within the BDC, Saratoga manages both an SBIC-licensed subsidiary and a $400 million Collateralized Loan Obligation (CLO) fund.  These diverse funding sources, combined with a permanent capital base, enable Saratoga to offer a broad range of financing solutions.

Forward Looking Statements

This press release contains certain forward-looking statements.  These forward-looking statements are subject to risks and uncertainties and other factors enumerated in this press release and the filings Saratoga Investment Corp. makes with the SEC.  Saratoga Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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